SWK Holdings Corporation Announces Financial Results for Third Quarter 2021

Conference Call and Live Audio Webcast Scheduled for Monday, November 15, 2021 at 10:00 a.m. ET

Corporate Updates

•	Conclusion of strategic review process with SWK to focus on specialty finance receivables business
•	SWK evaluating ongoing dividend and additional leverage

Third Quarter 2021 Finance Receivables Segment Updates:

•	As of September 30, 2021, tangible book value per share was $17.50, a 12.7% increase from September 30, 2020
•	For the third quarter 2021, finance portfolio effective yield was 13.8%, a 40-bps increase compared with 13.4% for the third quarter 2020
•	For the third quarter 2021, finance portfolio realized yield was 18.8%, compared to 17.4% for the third quarter 2020
•	Core finance receivables business generated adjusted non-GAAP net income of $7.7 million for the quarter ended September 30, 2021, a 17.6% increase compared to $6.6 million for the quarter ended September 30, 2020
•	As of September 30, 2021, total investment assets were $206.3 million, a 10.3% increase from September 30, 2020

Dallas, TX, November 12, 2021 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the third quarter ended September 30, 2021.

“I am pleased to report that both segments of our business performed well during the third quarter. The specialty finance portfolio continued its year-to-date strong performance as highlighted by its 18.8% realized yield during the quarter with strong underlying credit trends. Additionally, Enteris secured several new feasibility studies during the quarter and recently reported encouraging pharmacokinetics data for an internal development candidate,” stated Winston Black, Chairman and CEO of SWK.

“The recent completion of the strategic review process initiated earlier this year provides management the framework to focus efforts on our specialty finance business going forward. We have built a strong reputation with our platform and are encouraged by the Board’s determination that growing the specialty finance business is in the best interests of our stockholders. We intend to return new deal originations to historical levels during 2022, although anticipate this may take a few quarters to ramp up as we fully intend to maintain the high integrity of our underwriting standards. Given SWK’s strong current liquidity, including a Board commitment to increase leverage prudently as we scale, we foresee multiple opportunities to deploy capital given the need for small and mid-sized life sciences companies to obtain funding to enable innovation to reach the marketplace.”

Mr. Black continued, “Value creation continued at Enteris BioPharma, highlighted by six new Peptelligence® feasibility studies signed year-to-date. The increased industry interest in our Peptelligence technology is driven by the business development efforts of Dr. Rajiv Khosla and his team, as well as the technology’s role in advancing Cara Therapeutics’ Oral KORSUVA™ program. Last month, Enteris also announced successful completion of a Phase 1 clinical trial of optimized Peptelligence Oral Leuprolide, demonstrating delivery of drug levels comparable or greater to subcutaneous or depot injection. Enteris is advancing the program into the next round of clinical development, and we will provide additional details as warranted.”

Third Quarter 2021 Financial Results

For the third quarter 2021, SWK reported total revenue of $9.6 million compared to $10.6 million for the third quarter 2020, which change was primarily the result of a $1.5 million increase in interest and fees earned on our finance receivables and a $2.6 million decrease in revenues from our Pharmaceutical Development segment. The $1.5 million increase in revenue attributable to our Finance Receivables segment primarily consists of a $1.4 million net increase in royalty income and a $1.1 million increase in fees and interest earned on our finance receivables due to funding new and existing loans, partially offset by a $1.0 million decrease in interest and fees earned on finance receivables that were paid off or paid down since the third quarter of 2020. The decrease in Pharmaceutical Development segment revenue includes $2.5 million of milestone revenue received in 2020 related to Enteris’ license agreement with Cara.

Income before taxes for the third quarter 2021 totaled $2.8 million compared to $3.9 million for the same period the previous year. The year-over-year $1.1 million decrease is primarily driven by a $2.6 million decrease in income from our Pharmaceutical Development segment due to the third quarter 2020 milestone achievement, offset by a $1.5 million increase in revenue from our Finance Receivables segment, and a $0.3 million net increase in operating expenses. The increase in operating expenses included a $1.0 million increase in expenses incurred in connection with the board’s efforts to identify, review and explore strategic alternatives for the Company; such expenses primarily consist of legal and consulting fees, as well as board compensation. The increase in operating expenses was offset by a $2.0 million decrease in the amortization of intangible assets.

GAAP net income for the quarter ended September 30, 2021, totaled $2.2 million, or $0.17 per diluted share, compared to $4.3 million, or $0.34 per diluted share for the third quarter 2020. For the third quarter 2021, non-GAAP adjusted net income was $4.3 million and non-GAAP adjusted net income for the Finance Receivables segment was $7.7 million, compared to $6.9 million and $6.6 million, respectively, for the third quarter 2020.

Income producing assets (defined as finance receivables and corporate debt securities) totaled $196.3 million as of September 30, 2021. This is a 9.0% increase compared with income producing assets of $180.1 million as of September 30, 2020. Total investment assets, which include income producing assets plus equity-linked securities, totaled $206.3 million as of September 30, 2021, compared to the September 30, 2020 total investment assets of $187.1 million.

Tangible financing book value per share totaled $17.50 as of September 30, 2021, a 12.7% increase from $15.52 as of September 30, 2020. Management views tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Book value per share was $20.36 as of September 30, 2021, compared to $18.44 as of September 30, 2020.

Tables detailing SWK’s financial performance for the third quarter 2021 are below.

Portfolio Status

During the quarter, SWK did not deploy any capital with existing portfolio companies. During the quarter ended September 30, 2021, the Company collected $7.1 million in principal payments.

As of November 8, 2021, SWK had $6.4 million of unfunded commitments.

At the end of the third quarter 2021, the weighted average projected effective yield of the finance receivables portfolio was 13.8%, including non-accrual positions, versus 13.4% at the end of the third quarter of last year. The projected effective yield is the rate at which income is expected to be recognized pursuant to the Company’s revenue recognition policies, if all payments are received pursuant to the terms of the finance receivables and excludes non-interest earning assets such as warrants and equity investments.

For the third quarter 2021, the realized yield of the finance receivables portfolio was 18.8%, versus 17.4% for the third quarter the previous year. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield is greater than the effective yield due to actual cash collections being greater than modeled.

Total portfolio investment activity for the three months ended September 30, 2021, and 2020 was as follows (in thousands):

	Three Months Ended September 30,
	2021	2020
Beginning Portfolio	$212,958	$182,311
Interest paid-in-kind	672	623
Investment in finance receivables	—	6,350
Loan discount and fee accretion	885	555
Net unrealized gain (loss) on marketable investments and warrant assets	128	(193)
Principal payments received on investments	(7,112)	(1,860)
Royalty paydowns	(1,284)	(826)
Warrant investments, net of cancellations	—	79
Ending Portfolio	$206,247	$187,039

Borrower Liquidity Events

During the quarter ended September 30, 2021, no borrowers experienced liquidity events or repaid SWK. However, after quarter close, two borrowers repaid:

•	In October 2021, borrower Thermedx repaid the $0.5 million subordinate note. Thermedx had repaid the majority of its facility in May 2019.
•	In October 2021, borrower Misonix was acquired by Bioventus for $518.0 million. Upon closing of the transaction, Misonix made a $31.6 million payment to SWK to pay principal, accrued interest, and exit fees. Gain on the transaction will be recognized in SWK’s fourth quarter. In conjunction with the acquisition, SWK tendered its Misonix stock at $28 per share and received $1.9 million of cash and 71,361 shares of Bioventus common stock, which are freely tradeable.

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month period ended September 30, 2021, and September 30, 2020. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended September 30,
	2021	2020
Consolidated net income	$2,243	$4,342
Add (subtract): income tax expense (benefit)	513	(451)
Add (subtract): (gain) loss on fair market value of equity securities	(342)	178
Add (subtract): (gain) loss on fair market value of derivatives	214	(87)
Add (subtract): strategic review legal, consulting and board expenses	1,004	126
Add: Enteris amortization expense	619	2,588
Add (subtract): (gain) loss on remeasurement of contingent consideration	—	174
Adjusted income before income tax expense (benefit)	4,251	6,870
Adjusted income tax expense (benefit)	—	—
Non-GAAP consolidated net income	$4,251	$6,870

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) (gain) loss on remeasurement of contingent consideration. Management has also deducted legal and board expenses associated with the Company’s strategic review; management believes these expenses are not reflective of operational execution.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income taxes, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month period ended September 30, 2021, and September 30, 2020. The table eliminates Enteris operating (income) and loss. The adjusted income before income taxes is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on warrant assets and equity securities.

	Three Months Ended September 30,
	2021	2020
Adjusted income before income tax expense (benefit)	$4,251	$6,870
Add (subtract): Enteris operating (gain) loss, excluding amortization	3,490	(288)
Adjusted Finance Receivables income before income tax expense (benefit)	7,741	6,582
Adjusted income tax expense (benefit)	—	—
Non-GAAP Finance Receivables net income	$7,741	$6,582

Conference Call Information

SWK Holdings will host a conference call and live audio webcast on Monday, November 15, 2021 at 10:00 a.m. ET, to discuss its corporate and financial results for the third quarter 2021. Interested participants and investors may access the conference call by dialing either:

•	(844) 378-6488 (U.S.)
•	(412) 317-1079 (international)

An audio webcast will be accessible via the Investors Events & Presentations section of the SWK Holdings’ website: https://swkhold.investorroom.com/events. An archive of the webcast will remain available for 90 days beginning at approximately 11:30 a.m. ET, on November 15, 2021.

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income and non-GAAP finance receivable segment net income, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, and (iv) depreciation and amortization expenses, primarily associated with the Enteris acquisition).

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction. Adjusted return on tangible financing book value is calculated by dividing finance receivables segment adjusted non-GAAP net income by Tangible financing book value.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. These metrics should be considered in addition to, and not as a replacement for, the most comparable GAAP measure.

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma™ drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Tiberend Strategic Advisors, Inc.

Maureen McEnroe, CFA (Investors)

+1 212.375.2664

mmcenroe@tiberend.com

Jason Rando (Media)

+1 212.375.2665

jrando@tiberend.com

PART I. FINANCIAL INFORMATION

ITEM 1.      FINANCIAL STATEMENTS

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$18,639	$3,008
Interest and accounts receivable, net	2,254	1,911
Marketable investments	2,767	1,210
Other current assets	1,101	542
Total current assets	24,761	6,671

Finance receivables, net	196,141	204,491
Marketable investments	198	241
Cost method investment	3,491	3,491
Deferred tax assets, net	22,649	27,491
Warrant assets	3,650	2,972
Intangible assets, net	10,507	13,617
Goodwill	8,404	8,404
Property and equipment, net	5,791	5,211
Other non-current assets	1,029	1,312
Total assets	$276,621	$273,901

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,494	$3,652
Revolving credit facility	8	11,758
Total current liabilities	4,502	15,410

Contingent consideration payable	10,670	16,900
Other non-current liabilities	779	1,079
Total liabilities	15,951	33,389

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,801,313 and 12,792,586 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	13	13
Additional paid-in capital	4,431,480	4,430,924
Accumulated deficit	(4,170,823)	(4,190,425)
Total stockholders’ equity	260,670	240,512
Total liabilities and stockholders’ equity	$276,621	$273,901

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Finance receivable interest income, including fees	$9,373	$7,869	$29,857	$22,738
Pharmaceutical development	187	2,778	10,846	3,076
Other	—	—	496	9
Total revenues	9,560	10,647	41,199	25,823
Costs and expenses:
Impairment expense	—	—	—	163
Interest expense	53	101	292	365
Pharmaceutical manufacturing, research and development expense	2,487	1,182	5,577	3,311
Change in fair value of acquisition-related contingent consideration	—	174	(147)	1,964
Depreciation and amortization expense	812	2,681	3,305	9,629
General and administrative	3,580	2,527	9,825	8,215
Total costs and expenses	6,932	6,665	18,852	23,647
Other income (expense), net
Unrealized net (loss) gain on warrants	(214)	87	678	(1,151)
Unrealized net gain (loss) on equity securities	342	(178)	1,557	(666)
Income before income tax expense (benefit)	2,756	3,891	24,582	359
Income tax expense (benefit)	513	(451)	4,980	(199)
Consolidated net income	$2,243	$4,342	$19,602	$558
Net income per share
Basic	$0.18	$0.34	$1.53	$0.04
Diluted	$0.17	$0.34	$1.53	$0.04
Weighted Average Shares
Basic	12,798	12,905	12,796	12,891
Diluted	12,859	12,916	12,834	12,898

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Consolidated net income	$19,602	$558
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment expense	—	163
Amortization of debt issuance costs	35	141
Deferred income taxes	4,842	(206)
Change in fair value of warrants	(678)	1,151
Change in fair value of equity securities	(1,557)	666
Change in fair value of acquisition-related contingent consideration	(147)	1,964
Loan discount amortization and fee accretion	(2,016)	(1,598)
Interest paid-in-kind	(698)	(2,369)
Stock-based compensation	556	549
Depreciation and amortization expense	3,305	9,629
Changes in operating assets and liabilities:
Interest and accounts receivable	(343)	(2,054)
Other assets	(371)	(819)
Accounts payable and other liabilities	542	1,434
Net cash provided by operating activities	23,072	9,209

Cash flows from investing activities:
Investment in finance receivables	(20,100)	(12,458)
Repayment of finance receivables	31,162	5,928
Corporate debt securities principal payment	43	49
Purchases of property and equipment	(877)	(2,354)
Other	164	(220)
Net cash provided by (used in) investing activities	10,392	(9,055)

Cash flows from financing activities:
Net (payments on) proceeds from credit facility	(11,750)	—
Payment of acquisition-related contingent consideration	(6,083)	—
Repurchases of common stock, including fees and expenses	—	(1,998)
Net cash used in financing activities	(17,833)	(1,998)

Net increase in cash and cash equivalents	15,631	(1,844)
Cash and cash equivalents at beginning of period	3,008	11,158
Cash and cash equivalents at end of period	$18,639	$9,314